Exhibit 2.1

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 12, 2016, by and among the selling stockholders of BiOptix Diagnostics, Inc. set forth on Schedule A to this Agreement and executing this Agreement (each, a "Seller" and collectively, the "Sellers"), BiOptix Diagnostics, Inc., a Delaware corporation (the "Company"), Venaxis, Inc., a Colorado corporation ("Venaxis"), Venaxis Sub Inc., a Delaware corporation and wholly-owned subsidiary of Venaxis (the "Purchaser"), and, for purposes of Article 7 only, Remeditex Ventures, LLC (the "Sellers' Representative").  Each of the Sellers, the Company, Venaxis and the Purchaser are sometimes referred to in this Agreement as a "Party" and are collectively referred to in this Agreement as the "Parties" to this Agreement.  Certain capitalized terms are defined in Section 9.12.
RECITALS
WHEREAS, each Seller is the legal and beneficial owner of the number of shares of Series 1 Preferred Stock, par value $0.001 per share ("Series 1 Preferred Stock") of the Company ("Preferred Shares") and the options and warrants to acquire shares of Common Stock, par value $0.001 per share ("Common Stock") of the Company as set forth opposite each such Seller's name on Schedule A attached hereto;
WHEREAS, each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, all of the Preferred Shares owned by such Seller, and the Sellers agree to tender their outstanding stock options and warrants to the Company for cancellation, all upon the terms and subjects to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
Article 1
AGREEMENT TO SELL AND PURCHASE
1.1 Sale and Purchase.  Subject to the terms and conditions hereof, at the Closing (as defined below), each Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from each Seller, all of the Preferred Shares set forth opposite each such Seller's name on Schedule A attached hereto, and tenders to the Company for cancellation, all stock options and warrants set forth on Schedule A attached hereto.
1.2 Purchase Price.  The purchase price shall be paid in shares of common stock, no par value, of Venaxis (the "Venaxis Common Stock").  The purchase price for the Preferred Shares owned by each Seller and for cancellation of the stock options and warrants owned by each Seller is set forth on Schedule A attached hereto.  The aggregate purchase price, in shares of Venaxis Common Stock, payable at the Closing is 627,010 shares of Venaxis Common Stock with an aggregate value of $1,950,000.00 (the "Purchase Price").

1.3  Paying Agent.  Venaxis hereby designates its transfer agent as paying and holdback agent in connection with the transactions contemplated by this Agreement (the "Paying Agent").  At the Closing, Venaxis shall enter into an agreement with the Paying Agent, in the form of Exhibit A to this Agreement, which sets forth the obligations of the Paying Agent under this Agreement with respect to issuance of the Purchase Price and the holdback obligations set forth herein (the "Paying Agent Agreement").  Immediately prior to the Closing, Venaxis shall deposit the aggregate Purchase Price with the Paying Agent for the benefit of the Sellers.
Article 2
CLOSING, DELIVERY AND PAYMENT
2.1 Closing.  The closing of the sale and purchase of the Preferred Shares under this Agreement and the surrender of the stock options and warrants owned by each Seller (the "Closing") shall take place at 10:00 a.m. on the date hereof, at the offices of Ballard Spahr LLP, 1225 Seventeenth Street, Suite 2300, Denver, Colorado, or at such other time or place as the Parties may mutually agree (such date is hereinafter referred to as the "Closing Date").
2.2 Closing Deliverables.
(a) At the Closing, each Seller shall deliver to Venaxis and the Purchaser the following:
(i) the duly executed signature page to this Agreement, the Registration Rights Agreement, dated as of the date hereof, by and among Venaxis and the Sellers (the "Registration Rights Agreement"), the Lock-up Agreement, dated as of the date hereof, executed by each Seller for the benefit of Venaxis (the "Lock-up Agreements," and the Paying Agent Agreement (this Agreement, the Registration Rights Agreement, the Lock-up Agreements and the Paying Agent Agreement collectively, the "Transaction Agreements");
(ii) an Assignment Separate from Certificate, in the form attached as Exhibit B with respect to the Preferred Shares to be sold to Purchaser; and
(iii) an instruction letter to the Paying Agent with respect to the delivery of the shares of Venaxis Common Stock to be issued to such Seller.
(b) At the Closing, the Company shall deliver to Venaxis and the Purchaser the following:
(i) the duly executed signature page to this Agreement and to the Paying Agent Agreement; and
(ii) a copy of the resolutions of the Board of Directors of the Company terminating the Plan pursuant to Section 8.2 hereof.

(c) At the Closing, Venaxis shall deliver the following:
(i) to each Seller and to the Company, duly executed signature pages to this Agreement and the Paying Agent Agreement, including the duly executed signature page of the Paying Agent to the Paying Agent Agreement;
(ii) to each Seller, duly executed signature pages to the Registration Rights Agreement and the Paying Agent Agreement, including the duly executed signature page of the Paying Agent to the Paying Agent Agreement; and
(iii) to each Seller, the Purchase Price payable to such Seller for the Preferred Shares, less such Seller's pro rata portion of the Holdback Amount, as set forth in the Paying Agent Agreement.
(d) At the Closing, the Purchaser shall deliver to each Seller and the Company duly executed signature pages to this Agreement.
(e) At the Closing, each incumbent director and the officers of the Company listed on Schedule B shall tender his resignation to the Company and to Venaxis.
(f) At the Closing, the options to purchase shares of Common Stock issued pursuant to the Plan, the options to purchase shares of Common Stock issued outside of the Plan, and/or the warrants to purchase shares of Common Stock set forth opposite each Seller's name on Schedule C (the "Surrendered Equity") shall be cancelled and returned to treasury by the Company.  As a result of such cancellation, the Parties agree and affirm that effective as of the Closing, the Sellers shall have absolutely and irrevocably released any and all of their interests in and to all of the Surrendered Equity.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, severally but not jointly, hereby represents and warrants to the Purchaser, as of the Closing, that:
3.1 Organization, Existence and Power.  If such Seller is an entity, trust or fund, it has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its formation.  Such Seller has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  If such Seller is an entity, trust or fund, the execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller.
3.2 Title to Equity; Liquidation Preference.
(a) The Preferred Shares, the number of shares of Common Stock, the options to purchase shares of Common Stock issued pursuant to the Plan, the options to purchase shares of Common Stock issued outside of the Plan, and/or the warrants to purchase shares of Common Stock (collectively, the "Equity") set forth opposite such Seller's name on Schedule C attached hereto is legally and beneficially owned by such Seller and is free and clear of all liens or encumbrances other than (i) liens and encumbrances created by or imposed upon the Purchaser, and (ii) as set forth in this Agreement.  The sale of the Preferred Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.  Such Seller has full power to transfer the Preferred Shares to the Purchaser under the terms and conditions hereof.

(b) Each Seller acknowledges that the Purchase Price to be allocated among the Sellers is not equal to the entire liquidation preference applicable to the Preferred Shares under the Charter of the Company.  Each Seller further acknowledges that to the extent Venaxis provides any consideration to the remaining stockholders of the Company after the Closing, the Sellers will be entitled to share in such consideration only to the extent of any Common Stock owned by them.
3.3 Non-Contravention.  If such Seller is an entity, trust or fund, the execution, delivery, and performance of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of such Seller's charter documents or other governing instruments.
3.4 Consents.  No consent or approval is required by a Governmental Authority or a third party with respect to such Seller in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby.
3.5 Brokers.  Such Seller has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated hereby.
3.6 Purchase Entirely for Own Account.  This Agreement is made with each Seller in reliance upon such Seller's representation to Venaxis and the Purchaser, which by such Seller's execution of this Agreement, such Seller hereby confirms, that the Venaxis Common Stock to be acquired by such Seller will be acquired for investment for such Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, each Seller further represents that such Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Venaxis Common Stock. Such Seller has not been formed for the specific purpose of acquiring the Venaxis Common Stock.
3.7 Disclosure of Information.  Such Seller has had an opportunity to discuss Venaxis' business, management, financial affairs and the terms and conditions of the offering of the Venaxis Common Stock with Venaxis' management and has had an opportunity to review Venaxis' business and operations.  The foregoing, however, does not limit or modify the representations and warranties of Venaxis in Article 6 of this Agreement or the right of such Seller to rely thereon.

3.8 Restricted Securities.  Such Seller understands that the Venaxis Common Stock has not been, and will not be until after one year from the Closing Date, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller's representations as expressed herein.  Such Seller understands that the shares of Venaxis Common Stock are "restricted securities" under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Seller must hold the Venaxis Common Stock indefinitely unless it is registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Such Seller acknowledges that Venaxis has no obligation to register or qualify the Venaxis Common Stock for resale except as set forth in the Registration Rights Agreement.  Such Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Venaxis Common Stock, and on requirements relating to Venaxis which are outside of such Seller's control, and which Venaxis is under no obligation and may not be able to satisfy.
3.9 Legends.  Such Seller understands that the Venaxis Common Stock, including any securities issued in respect of or exchange for the Venaxis Common Stock, may bear one or all of the following legends:
(a)    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."
(b)    Any legend set forth in, or required by, this Agreement or a substantially similar legend set forth in, or required by, this Agreement.
(c)    Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Venaxis Common Stock represented by the certificate so legended.
3.10 Accredited Investor.  Such Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
3.11 No Disqualification Event.  With respect to the Venaxis Common Stock, neither such Seller nor, if such Seller is an entity, trust or fund, any of its directors, executive officers, other officers is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) promulgated under the Securities Act.

3.12 No General Solicitation.  Neither such Seller, nor, if such Seller is an entity, trust or fund, any of such Seller's officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Venaxis Common Stock.
3.13 Stockholders' Agreements.  As of the Closing, each of the Stockholders' Agreements is terminated in accordance with its terms.
3.14 Residence.  Such Seller's address of residence, or if such Seller is an entity, trust or fund, such Seller's office in which it maintains its principal place of business, is set forth on Schedule A.
Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedule of Exceptions delivered by the Company to Venaxis and the Purchaser at the Closing, the Company hereby represents and warrants to Venaxis and the Purchaser, jointly and not severally, as of the Closing, that:
4.1 Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and any other Transaction Agreements to which it is a party, and to carry out the provisions of this Agreement and such other Transaction Agreements to which it is a party, and to carry on the Business as presently conducted.  The Company is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on the Company or the Business.
4.2 Subsidiaries.  The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity, other than the subsidiary,  BiOptix Nanoprom (OGRN 1115047007778), a limited liability company organized under the Laws of the Russian Federation (the "Subsidiary").  The Company owns 100% of the equity interests of the Subsidiary.  Dissolution of the Subsidiary has been initiated and the Company expects the dissolution to be complete and effective within six to nine months after the Closing Date, with no significant additional actions or costs to the Company.  As of the Closing Date, the Subsidiary conducts no business, has no employees or consultants, and has no outstanding obligations.  The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement.  Since its inception and except with respect to the conversion of Bioptix, LLC, a Colorado limited liability company ("Bioptix LLC"), to the Company as a Delaware corporation (the "Conversion") and the formation of the Subsidiary, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.

4.3 Capitalization; Voting Rights.
(a) The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 4,500,000,000 shares of Common Stock, par value $0.001 per share, 33,083,729 shares of which are issued and outstanding, and (ii) 4,000,000,000 shares of Preferred Stock, par value $0.001 per share, all of which are designated Series 1 Preferred Stock, 2,999,521,439 shares of which are issued and outstanding.
(b) Under the Plan, (i) 39,785 shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) options to purchase 7,861,876 shares of Common Stock have been granted and are currently outstanding, and (iii) 171,705,825 shares of Common Stock remain available under the Plan for future issuance to officers, directors, employees and consultants of the Company.  In addition, options to purchase 296,993 shares of Common Stock were awarded outside of the Plan and are currently outstanding.  The outstanding options granted under the Plan and the options granted outside of the Plan are referred to as the "Outstanding Options."  The Company has not made any representations, covenants or promises regarding equity grants or incentive awards to any officer, employee, director or consultant or any other Person that are inconsistent with the share amounts and terms set forth in resolutions adopted by the board of directors of the Company (the "Company Board") and recorded in the Company's Board minutes or actions taken by written consent of the Company Board.
(c) Other than the shares reserved for issuance or authorized for grant under the Plan, including without limitation shares reserved for issuance upon exercise of the Outstanding Options, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.
(d) All issued and outstanding shares of the Company's Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal Laws concerning the issuance of securities, and (iii) are subject to a right of first refusal in favor of the Company upon transfer.
(e) The rights, preferences, privileges and restrictions of the Preferred Shares are as stated herein and in the Fifth Amended and Restated Certificate of Incorporation of the Company, dated November 13, 2015, as amended (the "Charter"), free of any liens or encumbrances other than (i) liens and encumbrances created by or imposed upon the Purchaser and (ii) as set forth in this Agreement; provided, however, that the Equity may be subject to restrictions on transfer under foreign, state and/or federal securities Laws as set forth herein or as otherwise required by such Laws at the time a transfer is proposed.  The sale of the Preferred Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
(f) No stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of service (whether actual or constructive); (ii) any merger, consolidation, sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events

(g) Schedule D sets forth a true and complete schedule of the capitalization of the Company immediately prior to and after the Closing.
(h) As of the Closing, each of the Stockholders' Agreements is terminated in accordance with its terms.
4.4 Authorization; Binding Obligations.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the other Transaction Agreements to which the Company is a party, and the performance of all obligations of the Company hereunder and thereunder at the Closing has been taken.  This Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable remedies.
4.5 Non-Contravention.  The execution, delivery, and performance of this Agreement and each of the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the creation or imposition of any lien, charge, or encumbrance upon any property or assets of the Company pursuant to, or require a consent or approval under, any contracts or agreements by which the Company or its assets are bound, except for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) result in any violation of any provision of the Company's Charter or Bylaws or other governing instruments.
4.6 Financial Statements.  The Company has made available to Venaxis and the Purchaser (a) its audited balance sheets as at December 31, 2015 and December 31, 2014 and audited statements of operations for the twelve months ended December 31, 2015 and December 31, 2014, (b) the unaudited balance sheet as of June 30, 2016 (the "Statement Date") and the unaudited statement of operations for the six-month period ended on the Statement Date for the Company (collectively, the "Financial Statements").  The Financial Statements, together with the notes thereto, where provided, have been prepared in accordance with Financial Reporting Framework for Small- and Medium-Sized Entities issued by the American Institute of Certified Public Accountants (the "Framework"), applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Company as of December 31, 2015 and December 31, 2014, and the Statement Date, as applicable; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate), and do not contain footnotes required under generally accepted accounting principles.

4.7 Liabilities.  The Company has no material liabilities and, to the best of the Company's Knowledge, no material contingent liabilities, in each case not disclosed in the Financial Statements, except (i) current liabilities incurred in the ordinary course of business since the Statement Date, and (ii) liabilities of a type or nature not required under the Framework to be reflected in the Financial Statements, which, in all such cases, have not had, either in any individual case or in the aggregate, a Material Adverse Effect on the Company.
4.8 Agreements; Action.
(a) Except for this Agreement, the Stockholders' Agreements, the proprietary information and inventions agreement in the form(s) as made available to Venaxis and the Purchaser, and stock option agreements with respect to the Outstanding Options in the form(s) made available to Venaxis and the Purchaser, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, stockholders, affiliates or any affiliate thereof.
(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to the Company's Knowledge by which the Company is bound that may involve, from the date hereof, (i) future obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000; (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses by the Company of "off the shelf" or other standard products); (iii) indemnification by the Company with respect to infringements of proprietary rights; (iv) provisions restricting the development, manufacture or distribution of the Company's products or services or that limit of purport to limit the ability of the Company to compete in any line of business or geographic area, with any Person; (v) the sale of any of the Company's assets, other than in the ordinary course of business; (vi) the acquisition of any business, equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (vii) powers of attorney with respect to the business of the Company; (viii) performance by any party more than one (1) year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than 30 days' notice; and (ix) any material terms relating to the Company's assets, properties, or the operation of the Business, each a "Material Contract". Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect.  Neither the Company, nor to the Company's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Venaxis and the Purchaser.  There are no material disputes pending or, to the Company's Knowledge, threatened under any Material Contract.
(c) The Company has not (i) accrued, declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or membership interest, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than trade payables incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $20,000 or, in the case of indebtedness and/or liabilities individually less than $20,000, in excess of $40,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business related travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
4.9   Obligations to Related Parties.  There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under the Plan approved by the Company's Board).
4.10 Changes.  Since the Statement Date, there has not been to the Company's Knowledge:
(a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect on such assets, liabilities, financial condition or operations of the Company;
(b) Any resignation or termination of any officer, key employee or group of employees of the Company;
(c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;
(d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or financial condition of the Company;
(e) Any waiver by the Company of a valuable right or of a material debt owed to it;
(f) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(g) Any labor organization activity related to the Company;

(h) Any sale, assignment, license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
(i) Any change in any agreement to which the Company is a party or by which it is bound that materially affects the business, assets, liabilities, financial condition or operations of the Company;
(j) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition or operations of the Company; or
(k) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (j) above.
4.11 Title to Properties and Assets; Liens, Etc..  The Company has good and marketable title to its properties and assets and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent and (b) minor liens and encumbrances that have arisen in the ordinary course of business and do not materially detract from the value of the property subject thereto or materially impair the operations of the Company (excluding any mortgage, pledge, lien, lease, encumbrance, or charge granted or incurred in connection with any debt financing of the Company).  All facilities, machinery, equipment, fixtures, vehicles and other tangible personal property owned, leased or used by the Company are in good operating condition and repair, and adequate for the uses to which they are being put, and none of such tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.
4.12 Intellectual Property.
(a) The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, licenses, information and all other intellectual property and proprietary rights and processes necessary for the Business as now conducted and as presently proposed to be conducted (collectively, the "Proprietary Rights"), free and clear of all liens and encumbrances.  There are no outstanding options, licenses, settlements, consents, judgments, orders or agreements of any kind relating to the Proprietary Rights, including, without limitation, agreements pursuant to which the Company agrees to indemnify any other party with respect to any infringement involving the Proprietary Rights, nor is the Company bound by or a party to any options, licenses, settlements, consents, judgments, orders or agreements, or required to pay any royalties, fees or other payments, of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, licenses, information and other intellectual property or proprietary rights and processes of any other Person other than such licenses or agreements arising from the purchase of "off the shelf" or standard products.
(b) The Company has provided to Venaxis and the Purchaser a complete and accurate list of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications, (iii) copyright registrations and applications and (iv) Internet domain names, each as owned or licensed by the Company.  The Company currently is listed in the records of the appropriate United States, state or other governmental agency as the sole owner of record for each application and registration it owns.  Each item of Proprietary Rights provided to Venaxis and the Purchaser is subsisting, in full force and effect in all material respects, and has not been canceled, expired or abandoned.  There is no pending, existing, or to the Knowledge of the Company, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against any items provided to Venaxis and the Purchaser or the Proprietary Rights.

(c) To the Knowledge of the Company, the conduct of the Business as currently conducted and as conducted for the three-year period immediately preceding the Closing Date does not and did not interfere with, infringe upon or misappropriate any intellectual property or proprietary right owned or controlled by any third party, nor to the Company's Knowledge will the Company interfere with, infringe upon or misappropriate any intellectual property or proprietary right owned or controlled by any third party as a result of the continued operation of the Business as presently conducted and as presently proposed to be conducted.  The Company has not received any communications alleging that the Company has violated or, by conducting the Business as presently proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets, manufacturing know-how or other intellectual property or proprietary rights of any other Person, nor is the Company aware of any basis therefor.
(d) To the Company's Knowledge, no third party is interfering with, infringing upon or misappropriating, or has at any time during the three-year period immediately preceding the Closing Date interfered with, infringed upon or misappropriated, any Proprietary Rights owned by the Company and no such Claims have been made against a third party by or on behalf of the Company.
(e) The Company is not aware that any of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that could reasonably be expected to interfere with their duties to the Company or that could reasonably be expected to conflict with the Business (including through the Subsidiary) as proposed to be conducted.  Each current and former employee, officer and consultant of the Company has executed a proprietary information and inventions agreement in the form(s) as delivered to the Purchaser that assigns to the Company his or her entire right, title and interest in and to any intellectual property or proprietary rights arising from services performed for the Company by such Person.  No employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant's proprietary information and inventions agreement.
(f) The Company has provided to Venaxis and the Purchaser a list of all "free" or "open source" software (including, but not limited to software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or Common Development and Distribution License (CDDL), or similar distribution models) which is (A) incorporated, integrated, or bundled with or into any Company products or (B) distributed by the Company (alone or incorporated, integrated, or bundled with or into any Company products), or for which the Company plans to do any of the foregoing. Neither the Company, the Company's products, nor any software or technology developed by or for the Company is subject to any obligation or condition that would require that any of the Company's products or any other software or other technology developed by or for the Company (X) be disclosed, distributed, or made available in source code form, (Y) be licensed with the permission to create derivative works, or (Z) be redistributable at no charge.

(g) No trade secret or confidential know-how material to the Business as currently operated has been disclosed or authorized to be disclosed by the Company to any third party, other than pursuant to a non-disclosure agreement or similar agreement that protects the Company's proprietary interests in and to such trade secrets and confidential know-how.  The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of the trade secrets and confidential know-how of the Company.
4.13 Compliance with Other Instruments.  The Company is not in violation or default of any term of its Charter or Bylaws or applicable organizational documents, or of any material provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ.  The execution, delivery, and performance of and compliance with this Agreement will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a material default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, the Business or operations or any of its assets or properties.
4.14 Litigation.  There is no Action pending or, to the Company's Knowledge, currently threatened in writing against the Company or the Subsidiary that would reasonably be expected to result, either individually or in the aggregate, in any change in the assets, condition or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company or that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, nor is the Company aware of any basis therefor.  The foregoing includes, without limitation, Action involving the prior employment of any of the employees of the Company or the Subsidiary, their use in connection with the Business or the Subsidiary's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.  The Company is not a party, and to the Company's Knowledge, is not subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority.  There is no Action by the Company currently pending or which the Company intends to initiate.
4.15 Tax Returns and Payments.  Prior to its incorporation as a corporation under the Laws of the State of Delaware pursuant to the Charter, the Company was a limited liability company formed under the Laws of the State of Colorado.  Since the Conversion, the Company has at all times been a subchapter C corporation.  The Company and the Subsidiary have filed all tax returns (federal, state and local) required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's Knowledge all other taxes due and payable by the Company or the Subsidiary on or before the Closing, have been paid or will be paid prior to the time they become delinquent.  Neither the Company nor the Subsidiary has been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes.  The Company has no Knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.  The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries when due.

4.16 Employees and Employee Benefits.
(a) The Company did not have any collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the Company's Knowledge, threatened with respect to the Company.  The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.  Except as required by applicable Law, no former employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.  To the Company's Knowledge, no former employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to such individual's employment with, or engagement by, the Company or to the right of any such individual to be employed by, or to contract with, the Company; and to the Company's Knowledge the continued performance of the Company's contracts with its independent contractors will not result in any such violation.  The Company has not received any written notice alleging that any such violation has occurred and is not aware of any basis therefor.  The Company is not aware that any officer intends to terminate his, her or their relationship with the Company, nor does the Company have a present intention to terminate its relationship with any officer.  There are no Actions pending, or to the Company's Knowledge, threatened in writing, by any former employee concerning such person's employment by the Company.
(b) The Company's Benefit Plans have been provided to the Company's employees through a professional employer organization ("PEO").  As of the Closing Date, there are no outstanding obligations of the Company to the PEO.
4.17 Registration Rights and Voting Rights.  Except as required pursuant to the Third Amended and Restated Investor Rights Agreement, dated November 13, 2015 among the Company and the investors party thereto, the Company is presently not under any obligation, and has not granted any rights, to register under the Securities Act, any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.  To the Company's Knowledge, except as contemplated in the Third Amended and Restated Voting Agreement, dated November 13, 2015, among the Company and the investors party thereto, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

4.18 Compliance with Laws; Permits.  To the Company's Knowledge, the Company is not in violation of any applicable Law of any Governmental Authority in respect of the conduct of the Business, as presently conducted or presently proposed to be conducted, or the ownership of its properties.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.  The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of the Business as now being conducted by it.
4.19 Environmental and Safety Laws.  To its Knowledge, the Company is not in violation of any applicable Law relating to the environment or occupational health and safety, and to the Company's Knowledge, no material expenditures are or will be required in order to comply with any such existing Law.
4.20 Full Disclosure.  The Company has provided or otherwise made available to the Purchaser and Venaxis all information requested by the Purchaser and Venaxis in connection with the Purchaser's decision to purchase the Preferred Shares.  None of this Agreement (excluding the representations and warranties of the Purchaser and Venaxis contained herein), the exhibits hereto (excluding the Schedule of Sellers attached hereto as Schedule A), or the schedules hereto (including the Schedule of Exceptions), or, to the Knowledge of the Company any other document delivered or made available by the Company to the Purchaser or Venaxis or their attorneys or agents in connection herewith or therewith at the Closing or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact or, to the Knowledge of the Company, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.
4.21 Corporate Documents.  The Charter and Bylaws of the Company and the charter documents of the Subsidiary are in the form made available to Venaxis and the Purchaser.  The copy of the minute books of the Company made available to Venaxis and the Purchaser contains a true and complete set of minutes of all meetings of directors and of stockholders and all actions by written consent without a meeting by the directors and by the stockholders since the date of incorporation in the State of Delaware, and all minutes of all meetings and all actions taken by written consent of the members or board of managers (if any) of Bioptix LLC, and reflects all actions by the managers (and any committee of managers), stockholders and members with respect to all transactions referred to in such minutes and consents completely and accurately in all material respects.
4.22 Section 83(b) Election.  To the Knowledge of the Company, all individuals who have purchased shares of the Company's Common Stock under agreements that provide for the forfeiture or vesting of such shares have timely filed elections under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and any analogous provisions of applicable state tax Laws.

4.23 Illegal Payments.  The Company, including but not limited to its employees or consultants, has not paid, offered or promised to pay, or authorized the payment directly or indirectly of any monies or anything of value ("Improper Payments") to any government official or employee, or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority.  The Company is not in violation of any applicable Laws, including the Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder as may be amended and promulgated from time to time.  The Company has not made or permitted any Person to make any Improper Payments or perform an act in breach of any applicable Laws on behalf of the Company.
Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to each Seller and to the Company, as of the Closing, that:
5.1 Organization, Existence and Power.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Purchaser has the requisite corporate power and authority to carry on its business as currently conducted.  The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser.
5.2 Non-Contravention.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Purchaser's charter documents or other governing instruments.
5.3 Purchase for Own Account.  The Purchaser is acquiring the Preferred Shares for its own account and not with the view to the distribution thereof in violation of the Securities Act.
5.4 Investment Purpose.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  The Purchaser has discussed or has had the opportunity to discuss with its professional legal, tax and financial advisors the suitability of an investment in the Preferred Shares for the Purchaser's particular tax and financial situation.
5.5 Consents.  No consent or approval is required by any third party (including any Governmental Authority) with respect to the Purchaser in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby.
5.6 Brokers.  The Purchaser has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fee or commissions with respect to transactions contemplated hereby.

Article 6
REPRESENTATIONS AND WARRANTIES OF VENAXIS
Venaxis hereby represents and warrants to each Seller and to the Company, as of the Closing, that:
6.1 Organization, Existence and Power.  Venaxis is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado.  Venaxis has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and any other Transaction Agreements to which it is a party, and to carry out the provisions of this Agreement and such other Transaction Agreements, and to carry on its business as presently conducted.  Venaxis is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Venaxis.
6.2 Subsidiaries.  The Purchaser is the only subsidiary of Venaxis.  Venaxis is not a participant in any joint venture, partnership, limited liability company or similar arrangement.
6.3 Capitalization.  The authorized capital stock of Venaxis consists of (i) 60,000,000 shares of Venaxis Common Stock of which, as of August 10, 2016, 3,876,961 shares of common stock were issued and outstanding.  Venaxis has no preferred stock.  As of June 30, 2016, the outstanding stock options and warrants of Venaxis were as set forth in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.  All of the issued and outstanding shares of Venaxis Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  There are no preferences, liquidation payments or similar rights due to any of Venaxis shareholders that will be triggered by the transactions contemplated by the Transaction Agreements.  Venaxis has not violated any securities Law in connection with the offer, sale or issuance of any of its capital stock.  To Venaxis' Knowledge, there are no voting trusts, proxies or other contracts relating to the voting of the securities of Venaxis.
6.4 Accredited Investor.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
6.5 Authorization; Binding Obligations.  All corporate action on the part of Venaxis and its shareholders necessary for the authorization of this Agreement, the other Transaction Agreements to which Venaxis is a party, and the performance of all obligations of Venaxis hereunder and thereunder at the Closing has been taken.  This Agreement, when executed and delivered, will be a valid and binding obligation of Venaxis enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable remedies.
6.6 Non-Contravention.  The execution, delivery, and performance of this Agreement and each of the Transaction Agreements to which Venaxis is a party and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the creation or imposition of any lien, charge, or encumbrance upon any property or assets of Venaxis pursuant to, or require a consent or approval under, any contracts or agreements by which Venaxis or its assets are bound, except for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) result in any violation of any provision of Venaxis' Articles of Incorporation, as amended, Amended & Restated Bylaws or other governing instruments.

6.7 Consents.  The execution, delivery and performance by Venaxis of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or the memorandum and articles of association of Venaxis; (b) result in a violation or breach of any provision of any Law or order of a Governmental Authority applicable to Venaxis, its business or its assets; or (c) require the consent by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any contract that is material to Venaxis.  No consent or approval is required by a Governmental Authority or a third party with respect to Venaxis in connection with the execution and delivery of this Agreement and each of the Transaction Agreements to which Venaxis is a party, and the consummation of transactions contemplated hereby or thereby, except where the failure to obtain any such consent or approval would not, individually or in the aggregate, affect Venaxis' ability to consummate the transactions contemplated by this Agreement.
6.8 Financial Statements.  Complete copies of the Venaxis audited financial statements consisting of the balance sheet of Venaxis as at December 31 in each of the years 2015, 2014 and 2013, and the related statements of operations, shareholders' equity and cash flow for the years then ended (the "Venaxis Audited Financial Statements"), and unaudited financial statements consisting of the balance sheet of Venaxis as at June 30, 2016, and the related statements of operations and cash flow for the six-month period then ended (the "Venaxis Interim Financial Statements" and together with the Venaxis Audited Financial Statements, the "Venaxis Financial Statements") have been timely filed with the SEC as a part of the Securities Filings, and are available to the Company and each Seller.  The Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Venaxis Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.  The Venaxis Financial Statements are based on the accounting records of Venaxis, and fairly present in all material respects the financial condition of Venaxis as of the respective dates they were prepared and the results of the operations of Venaxis for the periods indicated.  The audited balance sheet of Venaxis as of December 31, 2015 is referred to herein as the "Venaxis Balance Sheet," and the balance sheet of Venaxis as of June 30, 2016 is referred to herein as the "Venaxis Interim Balance Sheet" and the date thereof as the "Venaxis Interim Balance Sheet Date."
6.9 Undisclosed Liabilities.  Venaxis has no liabilities except (a) those which are adequately reflected or reserved against in the Venaxis Interim Balance Sheet as of the Venaxis Interim Balance Sheet Date, (b) current liabilities which have been incurred in the ordinary course of business since the Venaxis Interim Balance Sheet Date and (c) as previously disclosed to the Company and the Sellers in writing.

6.10 No Material Adverse Effect.  Since the Venaxis Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, and except as contemplated by this Agreement or disclosed in the Securities Filings, there has not been, with respect to Venaxis, any:
(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b) change in any of its capital stock (other than the issuance of shares of its capital stock upon exercise of stock options and warrants described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the Securities Filings), short-term debt, or long-term debt;
(c) transactions or agreements (whether or not in the ordinary course of business consistent with past practice) that are material to Venaxis;
(d) incurrence of any liabilities that are material to Venaxis (whether or not incurred in the ordinary course of business consistent with past practice);
(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock; or
(f) any loss sustained or interference with its business that is material to Venaxis and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute, or any Action or order of any Governmental Authority.
6.11 Incorporated Documents.
(a) The Securities Filings, and the documents incorporated by reference in the Securities Filings, when they were filed with the SEC, conformed in all material respects to the requirements of the Exchange Act, and none of such Securities Filings or documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Securities Filings, when such documents are filed with the SEC, will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) The Venaxis Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Capital Market.  Except as disclosed in the Securities Filings, Venaxis is in compliance with the continued listing requirements of the Nasdaq Marketplace Rules and has taken no action designed to, or which to Venaxis' Knowledge is likely to have the effect of, terminating the registration of the Venaxis Common Stock under the Exchange Act or delisting the Venaxis Common Stock from the Nasdaq Capital Market.

6.12 Title to Assets; Real Property.  Venaxis has good and valid (and, in the case of owned real property, good and marketable fee simple) title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Venaxis Interim Balance Sheet Date that are material to the business of Venaxis, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Venaxis Interim Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of liens or encumbrances except those that (i) do not materially interfere with the use made and proposed to be made of such property by Venaxis, or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.13 Condition and Sufficiency of Assets.  The tangible personal property included in Venaxis' assets are in good operating condition and repair, and adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.
6.14 Intellectual Property.
(a) "Venaxis Intellectual Property" means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world that is owned by Venaxis or in which Venaxis holds exclusive or non-exclusive rights or interests granted by license from other Persons.
(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;
(ii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;
(iii) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and
(iv) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.
(b) Venaxis has made available access to all Venaxis Intellectual Property.  Venaxis exclusively owns or has the exclusive right to use all of the Venaxis Intellectual Property and the intellectual property licensed to Venaxis, other than intellectual property that is customarily not licensed on an exclusive basis.

(c) The conduct of Venaxis' business as currently or formerly conducted does not infringe, misappropriate, dilute or otherwise violate the intellectual property of any Person in the jurisdictions in which Venaxis exploits its intellectual property, and, to Venaxis' Knowledge, no Person is infringing, misappropriating or otherwise violating any of Venaxis' Intellectual Property.
(d) Venaxis has entered into binding, written agreements with every material current and former employee of Venaxis, and with every material current and former independent contractor, whereby such employees and independent contractors (i) assign to Venaxis any ownership interest and right they may have in Venaxis' Intellectual Property; and (ii) acknowledge Venaxis' exclusive ownership of all of Venaxis' Intellectual Property.  Venaxis has made available to the Company and the Sellers true and complete copies of all such agreements.  Venaxis is in full compliance with all legal requirements applicable to the Venaxis Intellectual Property and Venaxis' ownership and use thereof.
(e) Venaxis' Intellectual Property is not the subject of any pending, nor has Venaxis received any written notice threatening, proceedings for opposition, cancellation, revocation, or rectification or Claims from employees and there are no facts or matters that might give rise to any such proceedings.
6.15 Insurance.  Venaxis has insurance covering its properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks that Venaxis believes as are adequate to protect Venaxis and its business.  Venaxis has not received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.  Venaxis does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires, or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.
6.16 Litigation.  There is no Action pending or, to Venaxis' Knowledge, currently threatened in writing against Venaxis or the Purchaser that would reasonably be expected to result, either individually or in the aggregate, in any change in the assets, condition or affairs of Venaxis , financially or otherwise, or any change in the current equity ownership of Venaxis or that questions the validity of this Agreement or the right of Venaxis to enter into this Agreement, or to consummate the transactions contemplated hereby, nor is Venaxis aware of any basis therefor.  The foregoing includes, without limitation, Action involving the prior employment of any of the employees of Venaxis, their use in connection with the business of Venaxis of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.  Venaxis is not a party, and to Venaxis' Knowledge, is not subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority.  There is no Action by Venaxis currently pending or which Venaxis intends to initiate.

6.17 Compliance With Laws; Permits.
(a) Venaxis has complied, and is now complying, in all material respects with all Laws applicable to the conduct of its business as currently conducted or the ownership and use of its assets.
(b) All material permits required for Venaxis to conduct its business as currently conducted or for the ownership and use of its assets have been obtained by Venaxis and are valid and in full force and effect, and Venaxis is not in breach of any terms and conditions of any such permit.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any permit.
6.18 Environmental Matters.  To Venaxis' Knowledge, it is not in violation of any applicable Law relating to the environment or occupational health and safety, and to Venaxis' Knowledge, no material expenditures are or will be required in order to comply with any such existing Law.
6.19 Employee Benefit Matters.
(a) Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) except for noncompliance that could not reasonably be expected to result in material liability to Venaxis.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Venaxis to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code.  All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, U.S. GAAP.  There is no pending audit or, to Venaxis' Knowledge, investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any other governmental agency or any foreign regulatory agency with respect to any plan that could reasonably be expected to result in material liability to Venaxis.
(b) Neither Venaxis nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title IV of ERISA (other than contributions to its Benefit Plans or premiums to the PBGC, in the ordinary course and without default) in respect of a plan (including a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA) .
(c) For each plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, the minimum funding standard of Section 302 of ERISA or Section 412 of the Code, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period); and (v) no "reportable event," as defined in Section 4043 of ERISA, has occurred or is reasonably expected to occur, with respect to any such plan, that either has resulted, or could reasonably be expected to result, in material liability to Venaxis.

6.20 No Labor Disputes.  No strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Venaxis or any of its employees exists, or, to the Knowledge of Venaxis, is contemplated or threatened.
6.21 Taxes.  Venaxis has timely filed all tax returns that it was required to file through the date hereof.  All taxes due and owing by Venaxis through the date hereof (whether or not shown on any tax return) have been timely paid.  Except as otherwise disclosed in the Securities Filings, there are no deficiencies that have been, or could reasonably be expected to be, asserted against Venaxis or any of its properties or assets.
6.22 Product Liability, Warranty and Product Recalls.  To Venaxis' Knowledge, Venaxis has not committed any act or omission which could reasonably be expected to result in, or that could reasonably be expected to give rise to (i) any product liability not covered by insurance, (ii) any obligation to recall any products produced by Venaxis, or (iii) any material costs to cure any breach of warranty or failure to meet or exceed product specifications in excess of the reserve established therefor on the Venaxis Balance Sheet or Venaxis Interim Balance Sheet, as the case may be.
6.23 Related Party Transactions.  There are no transactions or series of transactions between Venaxis, on the one hand, and any related party, on the other hand, that are currently in effect, other than any employment agreement, consultant agreement, agreement not to compete with Venaxis, agreement to maintain the confidential information of Venaxis, agreement assigning intellectual property rights to Venaxis and the participation in any Benefit Plan of Venaxis.  Neither Venaxis nor, to Venaxis' Knowledge, any employees, own, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person that is engaged in business that is a competitor of Venaxis or that is a supplier to or customer or distributor of Venaxis.  Neither Venaxis nor, to Venaxis' Knowledge any employees of Venaxis have been entered into any contracts or agreements otherwise than on arm's length terms or outside the ordinary course of business that would be or constitute a Related Party transaction.
6.24 Brokers.  Venaxis has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fee or commissions with respect to transactions contemplated hereby.
6.25 Materials Provided.  Any written materials provided by Venaxis or its representatives to the Company and each Seller do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein and in light of the circumstances under which they are made, are not misleading.
6.26 No Restrictions on Business Activities.  There is no agreement or contract (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Venaxis is a party or otherwise binding upon Venaxis which has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of the business of Venaxis.
6.27 Illegal Payments.  Venaxis, including but not limited to its employees or consultants, has not paid, offered or promised to pay, or authorized the payment directly or indirectly of any Improper Payments to any government official or employee, or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the Governmental Authority.  Venaxis is not in violation of any applicable Laws, including the Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder as may be amended and promulgated from time to time.  Venaxis has not made or permitted any Person to make any Improper Payments or perform an act in breach of any applicable Laws on behalf of Venaxis.

Article 7
INDEMNIFICATION
7.1 Survival.  The representations and warranties of the Company set forth in Article 4 hereof shall terminate and expire, and shall cease to be of any force or effect, at 10:00 a.m. (MT) on the twelve (12) month anniversary of the Closing Date (the "Holdback Period"), and all liability of the Company and the Sellers with respect to such representations and warranties shall thereupon be extinguished.
7.2 Indemnification by the Sellers.  From and after the Closing Date, and subject to the limitations set forth in this Article 7, the Sellers, jointly, and not severally, hereby agree to indemnify and hold harmless the Purchaser and Venaxis, and their Affiliates and each of their respective officers, directors, employees and agents (each, a "Venaxis Indemnified Party") against, and shall compensate and reimburse each Venaxis Indemnified Party for, any and all Losses based upon, arising out of, with respect to, or by reason of any inaccuracy in or breach of any of the representations or warranties made by the Company or the Sellers in this Agreement.
7.3 Procedure.
(a) Any Venaxis Indemnified Party seeking indemnification under this Article 7 (the "Indemnified Party") with respect to any matter shall promptly notify the Sellers' Representative in writing (any such notice, a "Notice of Claim") that indemnification is being sought from the Sellers; provided, however, that during the Holdback Period no delay on the part of the Indemnified Party in notifying the Sellers' Representative shall relieve the Sellers from any obligation hereunder except to the extent the Sellers are materially prejudiced thereby.  The Notice of Claim shall state the nature and basis of such Claim, the amount thereof to the extent known and the basis of the Indemnified Party's belief that it is or may be entitled to indemnification with respect thereto, including identifying the representation or warranty that the Indemnified Party believes has been breached.
(b) If within thirty (30) days from the date of delivery of a Notice of Claim by an Indemnified Party to the Sellers' Representative, the Sellers' Representative has not notified Venaxis and the Indemnified Party that there is or may be a dispute relating in any way to such Notice of Claim or the matters set forth therein, or both, then Venaxis shall deduct the amount set forth in such Notice of Claim from (and only to the extent of) the Available Holdback Amount after the expiration of such 30-day period and shall give notice of such deduction to the Sellers' Representative.
(c) If within thirty (30) days from the date of delivery of a Notice of Claim by an Indemnified Party to the Sellers' Representative, the Sellers' Representative has notified Venaxis and the Indemnified Party that there is or may be a dispute relating in any way to such Notice of Claim or the matters set forth therein, or both (a "Notice of Disputed Claim"), then Venaxis shall deduct from (and only to the extent of) the Available Holdback Amount only to the extent of the undisputed amount, pending the resolution of such dispute in accordance with the provisions of this Section 7.3.  The amount in dispute as set forth in such Notice of Disputed Claim shall, after such Notice of Disputed Claim has been given, remain in and part of the Available Holdback Amount until such time as either (x) the Sellers' Representative and Venaxis resolve such dispute in writing, or (y) an order or determination has been entered by a court of competent jurisdiction, setting forth the resolution of such dispute.  Upon such mutual agreement or receipt of such order or determination, Venaxis shall promptly deduct from (and only to the extent of) the Available Holdback Amount the amount set forth therein and shall give prompt notice of such deduction to the Sellers' Representative.

(d) If a Claim for indemnification involves litigation, the Sellers shall be entitled (but not obligated) to defend the Indemnified Party against such Claim with counsel selected by the Indemnified Party and reasonably satisfactory to the Sellers, and the Indemnified Party may participate in the defense of such Claim at its own expense.  Neither the Sellers, acting only through the Sellers' Representative, nor the Indemnified Party shall consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, the Indemnified Party shall have the right to assume control of the defense of any such Claim and the Sellers shall pay the reasonable fees and expenses of the Indemnified Party's counsel if (i) the Indemnified Party and the Sellers or the Company have significantly divergent interests, or (ii) the named parties to any such Claim include the Indemnified Party and the Company and/or the Sellers, and the Indemnified Party has defenses available to it that are unavailable to the Company and/or Sellers, or (iii) such Claim seeks injunctive relief, specific performance, or other equitable relief from, or seeks to impose any criminal penalty, fine or other sanction on, the Indemnified Party.  In no case shall the Sellers be liable for the fees and disbursements of more than one counsel (in addition to local counsel) in a single lawsuit for all Indemnified Parties as a group in connection with any Claim or series of related Claims.
7.4 Claims Against the Holdback Amount; Release of the Holdback Amount.
(a) To the extent that a Venaxis Indemnified Party is entitled to indemnification pursuant to this Article 7, such indemnification shall come from the Available Holdback Amount, which is the sole and exclusive remedy of the Venaxis Indemnified Parties for all indemnified Losses and other Actions with respect to this Agreement and the Transaction Agreements, provided, however that nothing in the foregoing limitation applies to any Person who commits fraud; such Person shall be liable for the full amount of such fraud.
(b) Promptly following the expiration of the Holdback Period, if there are no pending or closed Claims for which any Venaxis Indemnified Party is seeking or has received indemnification, then the Available Holdback Amount shall be released to the Paying Agent for distribution to the Sellers entitled to receive the Purchase Price pursuant to Section 1.2.
(c) Notwithstanding anything in this Agreement to the contrary, no new Claims may be brought by any Venaxis Indemnified Party pursuant to this Article 7 after the earlier of the expiration of the Holdback Period or such time as the Holdback Amount has been distributed, except in the case of fraud.

7.5 Matters Relating to Indemnification.
(a) Any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to a representation or warranty made by the Company or the Sellers in this Agreement shall be disregarded for purposes of determining the amount of any Losses suffered by a Venaxis Indemnified Party in connection therewith but, for the avoidance of any doubt, any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to a representation or warranty made by the Company or the Sellers in this Agreement shall not be disregarded for purposes of determining whether a breach of any such representation or warranty has occurred.  The Parties acknowledge that, expect as expressly provided in Article 3 and Article 4, neither the Company nor the Sellers are making any representations or warranties whatsoever, implied or otherwise.
(b) The Sellers shall not be liable to a Venaxis Indemnified Party in respect of any indemnification hereunder pursuant to Section 7.2 (other than with respect to any Claim for indemnification arising out of, resulting from or relating to any fraud by the Company or any Seller or any Person acting on the behalf of the Company or any Seller (the "Basket Exception")), until the aggregate amount of all Losses in respect of indemnification pursuant to Section 7.2 (other than with respect to Basket Exceptions) exceeds $25,000, in which event the Venaxis Indemnified Parties shall be entitled to indemnification for all such Losses from the first dollar.
(c) Venaxis' right to reimbursement from the Holdback Amount (on Venaxis' own behalf and, as applicable, on behalf of the Venaxis Indemnified Parties), shall be the sole and exclusive remedy of Venaxis and the Venaxis Indemnified Parties for any matter arising under or related to this Agreement, any Transaction Agreement or the transactions contemplated hereby, other than any Claims arising out of, resulting from or relating to any fraud by the Company or any Seller or any Person acting on behalf of the Company or any Seller; provided, however, that nothing in this Section 7.5(c) or elsewhere in this Agreement shall affect the Parties' rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing; provided, further, that, with respect to Losses arising out of, resulting from, or relating to fraud by the Company or any Seller, in no event shall any Seller be liable to the Venaxis Indemnified Parties for such Losses in excess of the portion of the Purchase Price actually received by such Seller as of such time (without limiting Venaxis' right to reimbursement from the Holdback Amount, in each case on Venaxis' own behalf and, as applicable, on behalf of the Venaxis Indemnified Parties).
(d) At the time any of the Holdback Amount is retained by Venaxis in satisfaction of an indemnification obligation under this Article 7, the number of shares of Venaxis Common Stock retained by Venaxis shall be determined based upon the value of the shares which will be the greater of:  (i) the closing trading price of such shares on the Closing Date; or (ii) the average closing trading price of the Venaxis Common Stock for a period of thirty (30) trading days, which such period ended five business days prior to the date of the Holdback Amount being paid; unless the Parties agree to a different valuation method at the time.  Any insurance proceeds paid to Venaxis in satisfaction of an indemnification Claim shall offset any Holdback Amount retained.

(e) Any indemnification payment made pursuant to this Article 7 shall be treated as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable Law.
7.6 Sellers' Representative.
(a) By the execution of this Agreement, each Seller hereby irrevocably constitutes and appoints the Sellers' Representative as the true and lawful agent and attorney‑in‑fact of such Seller with full powers of substitution (and, if substituted, the Sellers will promptly notify the Sellers' Representative of such substitution) to act in the name, place and stead of such Seller with respect to this Agreement or the ancillary transaction documents to which the Sellers' Representative is a party, as the same may be from time to time amended, and with respect to the indemnification hereunder and the other transactions contemplated by this Article 7, and to do or refrain from doing all such acts and things, and to execute all such documents, as the Sellers' Representative shall deem necessary or appropriate in connection with this Agreement, the ancillary transaction documents to which the Sellers' Representative is a party or any of the transactions contemplated hereby or thereby.
(b) The Sellers' Representative is hereby authorized to take all actions on behalf of the Sellers in connection with any actions taken or to be taken under this Article 7 (including accepting service of process upon such Sellers and accepting or compromising any claim for indemnification).  All decisions and actions of the Sellers' Representative shall be final, binding and conclusive on the Sellers, and may be relied upon by Venaxis, the Purchasers, and the Company as the decisions and actions of the Sellers.  The Sellers' Representative shall not be liable to any of the Sellers for any act done or omitted by the Sellers' Representative in good faith pursuant to this Agreement or any of the ancillary transaction documents to which the Sellers' Representative is a party or any mistake of fact or Law unless caused by its own willful misconduct in the performance of its duties under this Agreement.
(c) Each Seller hereby irrevocably relinquishes such Seller's right to act independently and other than through the Sellers' Representative.  The Sellers' Representative hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as a Sellers' Representative of the Sellers in accordance with the terms of this Article 7.
(d) Notices or communications to or from the Sellers' Representative shall constitute notice to or from each Seller.
(e) The Sellers' Representative may resign at any time upon not less than thirty (30) days' notice to Venaxis and the Sellers.  A replacement Sellers' Representative shall be selected by the Sellers from among the Sellers.

Article 8
COVENANTS

8.1 No Dissolution of the Company.  For the 12-month period following the Closing Date, neither Venaxis nor the Purchaser shall take any action, or omit to take any action, which is reasonably likely to cause the dissolution of the Company.
8.2 Termination of the Plan.  Immediately prior to the Closing, the Board of Directors of the Company took the steps necessary to terminate the Plan.
Article 9
MISCELLANEOUS
9.1 Governing Law.  This Agreement shall be governed by and construed under the Laws of the State of Colorado in all respects as such Laws are applied to agreements among Colorado residents entered into and performed entirely within Colorado, without giving effect to conflict of law principles thereof that would require the Laws of another jurisdiction to apply.
9.2 Survival.  Subject to the provisions of Article 7, the representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of a Party pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such Party hereunder solely as of the date of such certificate or instrument.
9.3 Entire Agreement.  This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto (including the exhibits and schedules thereto) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no Party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.
9.4 Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
9.5 Amendment.  This Agreement may be amended or modified only upon the written consent of the Sellers' Representative and Venaxis.  Any such amendment or modification shall be binding on all Parties hereto.  Notwithstanding the foregoing, any such amendment or modification that is adverse to the Company, or that is adverse to any one Seller shall require the written consent of such affected Party.
9.6 Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on any Party's part of any breach, default or noncompliance under this Agreement or any waiver on such Party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by Law, or otherwise afforded to any Party, shall be cumulative and not alternative.

9.7   Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when received by confirmed electronic mail or facsimile if received during normal business hours of the recipient, if not, then on the next business day, (c) with respect to U.S. Persons only, five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt (or, in the case of non-U.S. residents (including any Person with its principal office located outside of the U.S.), five (5) business days after deposit with an internationally recognized overnight courier, specifying international priority delivery, with written verification of receipt).  All communications shall be sent to the Parties at their respective addresses as set forth on the signature page hereof and to each Seller at the address set forth on Schedule A attached hereto or at such other address, facsimile number or electronic mail address as such Party may designate by ten (10) days advance written notice to the other parties hereto.
9.8   Expenses.  Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement; provided, however, if the Closing occurs, Venaxis shall pay at the Closing the reasonable closing costs and expenses of the Company, including reasonable attorneys' fees.
9.9   Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
9.10 Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile or .pdf transmitted by electronic mail, each of which shall be an original, but all of which together shall constitute one instrument.
9.11 Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.
9.12 Defined Terms.  As used in this Agreement, the following terms have the meanings ascribed thereto below:
"Action" means any claim, charge, action, cause of action, suit, litigation, arbitration, mediation, investigation, opposition, interference, audit, assessment, hearing, review, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at Law or in equity, or in court or before any Governmental Authority) that has been served, noticed, conducted, tried or heard.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
"Available Holdback Amount" means the Holdback Amount less any Holdback Release Payment, as of any determination date hereunder.
"Benefit Plan" means any agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not considered legally binding and whether or not written, that involves any (a) pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock or incentive plan; (b) welfare or "fringe" benefits, including, without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (c) employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including without limitation any "employee benefit plan" (as defined in ERISA Section 3(3)).
"Business" means the Company's business of the design, manufacture, and distribution of Surface Plasmon Resonance instrumentation.
"Claims" means all Actions, judgments, demands, prepayments, refunds, rights of recovery, rights of setoff, rights of recoupment or rights of any nature that are held by or to the benefit of any Party, as the context provided, and all rights to recover Losses for the breach, infringement or misappropriation of any assets of any Party, as the case may be.
"Company's Knowledge" or "Knowledge of the Company" means the actual knowledge, after due inquiry, of Richard Whitcomb and Brian Williams.
"ERISA" means the U.S. Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any Person that is or at any relevant time could have been considered a single employer or is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with Venaxis within the meaning of Section 414(o) of the Code or is under "common control" with Venaxis within the meaning of Section 4001(a)(14) of ERISA.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Governmental Authority" means any federal, state, local or foreign court or government agency or instrumentality.
"Holdback Amount" means ten percent (10%) of the number of shares of Venaxis Common Stock issued to the Sellers as Purchase Price.

"Holdback Release Payment" means any portion of the Holdback Amount released to the Paying Agent pursuant to the terms of this Agreement.
"Law" means any applicable federal, state, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order or rule of common law.
"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include incidental or consequential damages or punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party pursuant to a final, non-appealable judgment of a court of competent jurisdiction.
"Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of such Person.
"Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
"Plan" means the Company's 2009 Equity Incentive Plan, as amended from time to time prior to the Closing.
"SEC" means the U.S. Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Securities Filings" means the reports, statements and other documents filed (not furnished) by Venaxis with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between January 1, 2014 and August 31, 2016, including any amendments.
"Stockholders' Agreements" means the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated November 13, 2015, by and among the Company and the investors party thereto, the Third Amended and Restated Investor Rights Agreement, dated November 13, 2015, by and among the Company and the investors party thereto, and the Third Amended and Restated Voting Agreement, dated November 13, 2015, by and among the Company and the investors party thereto.
"Venaxis' Knowledge" or "Knowledge of Venaxis" means the actual knowledge (after due inquiry) of Stephen Lundy and Jeff McGonegal.

9.13 Assignment.  No Party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other Parties hereto; provided, however, that each Seller may, prior to the Closing, assign to any Person its right to receive all or any portion of the amount payable to such Seller under Section 1.2 and its right to receive all or any portion of any amount payable to Seller under the Paying Agent Agreement.
9.14 Parties in Interest.  Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the Parties hereto.

[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.
COMPANY:
Bioptix Diagnostics, Inc.

By: /s/ Richard Whitcomb
Name: Richard Whitcomb
 Title: President and Chief Executive Officer

VENAXIS:
Venaxis, Inc.

By: /s/ Jeffrey McGonegal
Name: Jeffrey McGonegal
 Title: Chief Financial Officer

PURCHASER:
Venaxis Sub Inc.

By: /s/ Jeffrey McGonegal
Name: Jeffrey McGonegal
 Title: Chief Financial Officer

[signatures continue on the following page]

Signature Page 1 to Stock Purchase Agreement

SELLERS:
Remeditex Ventures, LLC

By: /s/ John W. Creecy
Name: John W. Creecy
 Title: Chief Executive Officer

/s/ E. Jeffrey Peierls
E. Jeffrey Peierls

U.D. E.S. Peierls for E. F. Peierls et al

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

U.W. E.S. Peierls for Brian E. Peierls Accumulation

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

U.W. E.S. Peierls for E. Jeffrey Peierls Accumulation

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

[signatures continue on the following page]

Signature Page 2 to Stock Purchase Agreement

U.D. E.F Peierls for Brian E. Peierls

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

U.D. E.F. Peierls for E. Jeffrey Peierls

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

U.D. J.N. Peierls for Brian Eliot Peierls

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

U.D. J.N. Peierls for E. Jeffrey Peierls

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

U.W. J.N. Peierls for Brian E. Peierls

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

[signatures continue on the following page]

Signature Page 3 to Stock Purchase Agreement

U.W. J.N. Peierls for E. Jeffrey Peierls

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

U.D. Ethel F. Peierls Charitable Lead Trust

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

The Peierls Bypass Trust

By:  /s/ Maria N. Iversen
Name:  Maria N. Iversen
 Title:  Senior Vice President
On behalf of The Northern Trust Company of Delaware as Trustee

/s/ Brian Eliot Peierls
Brian Eliot Peierls

/s/ R. C. Mercure, Jr.
R.C. Mercure, Jr.

/s/ John G. Roemer
John G. Roemer

/s/ Ron Lowy
Ron Lowy

[signatures continue on the following page]

Signature Page 4 to Stock Purchase Agreement

SOLELY FOR THE PURPOSES OF ARTICLE 7:
SELLERS' REPRESENTATIVE:

Remeditex Ventures, LLC

By: /s/ John W. Creecy
 Name: John W. Creecy
 Title: Chief Executive Officer

Signature Page 5 to Stock Purchase Agreement